Exhibit 11.2

AUNA S.A.

Société anonyme

Registered office: 46 A, Avenue JF Kennedy, 1855 Luxembourg

R.C.S. Luxembourg: B 267590

(the “Company”)

Statement of Policy Concerning Trading in Company Securities

Adopted March 4, 2024

i

I.	SUMMARY OF POLICY CONCERNING TRADING IN COMPANY SECURITIES

It is Auna S.A.’s and its subsidiaries’ (collectively, the “Company”) policy that it will, without exception, comply with all applicable laws and regulations in conducting its business. Each director, officer and employee of the Company is expected to abide by this policy. When carrying out Company business, directors, officers and employees must avoid any activity that violates applicable laws or regulations. In order to avoid even an appearance of impropriety, the Company’s directors, officers and certain other employees are subject to pre-approval requirements described below and other limitations on their ability to enter into transactions involving the Company’s securities. Although these limitations do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the adoption, amendment, suspension or termination of any such written trading plan is subject to pre-approval requirements and other limitations.

II.	THE USE OF INSIDE INFORMATION IN CONNECTION WITH TRADING IN SECURITIES

A. General Rule.

The following laws regulate the sale and purchase of securities in the interest of protecting the investing public:

•	EU law – the Market Abuse Regulation (EU) 596/2014 and the Market Abuse Directive (EU) 57/2014;

•	Luxembourg Law of 23 December 2016 (the “Market Abuse Law”); and

•	US securities law.

The relevant laws give the Company, its officers and directors, and other employees the responsibility to ensure that information about the Company is not used unlawfully in the purchase and sale of securities (including equity and debt securities).

All directors, officers and employees should pay particularly close attention to the laws against trading on “inside” information. These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company. For example, if a director, officer or employee of a company knows material inside financial information, that person is prohibited from buying or selling shares in the company until the information has been adequately disclosed to the public. This is because the director, officer or employee knows information that could cause the share price to change, and it would be unfair for the director, officer or employee to have an advantage (knowledge that the share price could change) that the rest of the investing public does not have. In fact, it is more than unfair; it is considered to be fraudulent and illegal. Civil and criminal penalties for this kind of activity are severe. Insider trading laws apply to trading locally and internationally in markets on which the Company’s securities trade.

The general rule can be stated as follows: It is a violation of law for any person to buy or sell securities if he or she is in possession of material inside information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision or if disclosure of such information could affect the price or quotation of the Company’s securities. Material information can be favorable or unfavorable. If it is not clear whether inside information is material, it should be treated as if it was material. Some examples of information that could be considered material include (but are not limited to):

•	Significant changes in the prospects and key performance indicators of the Company,

•	Actual, anticipated or targeted earnings and dividends and other financial information,

•	Financial, sales and other significant internal business forecasts, or a change in previously released estimates,

•	Pending or proposed mergers, business acquisitions, tender offers, joint ventures, restructurings, dispositions, or the expansion or curtailment of operations,

•

Significant cybersecurity or data protection events affecting the Company’s operations, including any breach of information systems that compromises the functioning of the Company’s information or other systems or results in the exposure or loss of customer information, in particular personal information,

•	New equity or debt offerings or significant borrowings,

•	Changes in debt ratings, or analyst upgrades or downgrades of the Company or one of its securities,

•	Significant changes in accounting treatment, write-offs or effective tax rate,

•	Pending or threatened significant litigation or governmental investigation, or the resolution thereof,

•	Liquidity problems or impending bankruptcy,

•	Changes in auditors or auditor notification that the Company may no longer rely on an audit report,

•	Changes in control of the Company or changes in the board of directors or senior management,

•	Changes in the controlling shareholders,

•	Declaration of dividends, stock splits or other corporate actions,

•	Stock splits or other corporate actions,

•	Qualified opinions by the Company’s auditors,

•	New intellectual property rights,

•	Contracts with a government agency or clients or suppliers, and

•	Valuation reports on the Company.

It is inside information if it has not been publicly disclosed in a manner making it available to investors generally on a broad-based non-exclusionary basis (e.g., the filing of a press release or a Form 6-K or an important event notice) and/or the investing public has not had time to fully absorb the information. If it is not clear whether material information has been sufficiently publicized, it should be treated as if it is inside information. Furthermore, it is illegal for any officer, director or other employee in possession of material inside information to provide other people with such information or to recommend that they buy or sell any securities of the Company. This is called “tipping”. In that case, the person providing the information and the person trading the securities may both be held liable.

The Luxembourg Commission de Surveillance du Secteur Financier (the “CSSF”), the U.S. Securities and Exchange Commission (the “SEC”), prosecutors, the stock exchanges and plaintiffs’ lawyers focus on uncovering insider trading. A breach of the insider trading laws could expose the insider or anyone who trades on information provided by an insider to criminal fines and imprisonment, in addition to civil penalties and injunctive actions.

Inside information does not belong to the individual directors, officers or other employees who may handle it or otherwise become knowledgeable about it. It is an asset of the Company. Any person who uses such information for personal benefit or discloses it to others outside the Company violates the Company’s interests and may be in breach of his or her fiduciary, loyalty or other duties to the Company. More particularly, in connection with trading in the Company’s securities, it is a fraud against members of the investing public and against the Company. The mere perception that a director, officer or employee traded with the knowledge of material inside information could harm the reputation of both the Company and that director, officer or employee.

B. Who Does this Policy Apply To?

The prohibition against trading on inside information applies to (collectively, “Insiders”):

1.	directors, officers and all other employees of the Company and its subsidiaries, and other people who gain access to Company inside information, including contractors and consultants,

2.	the spouses, domestic partners, minor children (even if financially independent) and any first degree relatives of such directors, officers and employees (collectively, “Family Members”),

3.	anyone to whom Company directors, officers and employees provide significant financial support,

4.	directors or officers of any affiliate of the Company, and

5.

any entity or account over which directors, officers or employees, Family Members, or the persons listed in 3. above, have or share the power, directly or indirectly, to make investment decisions (whether or not such persons have a financial interest in the entity or account), and those entities or accounts established or maintained by such persons with their consent or knowledge and in which such persons have a direct or indirect financial interest.

Because of their access to confidential information on a regular basis, Company policy subjects its directors, officers and certain employees (the “Window Group”) to additional restrictions on trading in Company securities. The restrictions for the Window Group are discussed in Section G below. In addition, directors, officers and certain employees with inside knowledge of material information may be subject to ad hoc restrictions on trading from time to time.

In addition, the Company itself must comply with U.S. securities laws applicable to its own securities trading activities, and will not effect transactions in respect of its securities, or adopt any securities repurchase plans, when it is in possession of material non-public information concerning the Company, other than in compliance with applicable law, subject to the policies and procedures adopted by the Company and attached as Exhibit A hereto, if applicable, and the prior approval of the General Counsel.

C. Other Companies’ Stock.

Directors, officers and employees who learn material information about suppliers, customers, or competitors through their work at the Company, should keep it confidential and not buy or sell stock in such companies until the information becomes public. Directors, officers and employees should not give tips about such stock.

D. Hedging and Derivatives.

Insiders are prohibited from engaging in any derivative transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities. As discussed below, Insiders are also prohibited from shorting the Company’s securities.

Trading in options or other derivatives is generally highly speculative and very risky. People who buy options are betting that the stock price will move rapidly. For that reason, when a person trades in options in his or her employer’s stock, it may arouse suspicion in the eyes of the competent authority that the person was trading on the basis of inside information, particularly where the trading occurs before a company announcement or major event. It is difficult for a director, officer or employee to prove that he or she did not know about the announcement or event.

If the competent authorities or the stock exchanges were to notice active options trading by one or more directors, officers or employees of the Company prior to an announcement, this could trigger an investigation with potential legal action. Such an investigation could be embarrassing to the Company (as well as expensive), and could result in severe penalties and expense for the persons involved. For all of these reasons, the Company prohibits Insiders from trading in options or other securities involving the Company’s stock.

E. Pledging of Securities, Margin Accounts.

Pledged securities may be sold by the pledgee without the pledgor’s consent under certain conditions. For example, securities held in a margin account may be sold by a broker without the customer’s consent if the customer fails to meet a margin call. Because such a sale may occur at a time when an Insider has material inside information or is otherwise not permitted to trade in Company securities, the Company prohibits Insiders from pledging Company securities in any circumstance, including by purchasing Company securities on margin or holding Company securities in a margin account.

F. General Guidelines.

The following guidelines should be followed in order to ensure compliance with applicable antifraud laws and with the Company’s policies:

1. Nondisclosure. Material inside information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it. No director, officer or employee should discuss material inside information in public places or in common areas on Company property.

2. Trading in Company Securities. No Insider may place a purchase or sale order, or recommend that another person place a purchase or sale order in the Company’s securities when he or she has knowledge of material information concerning the Company that has not been disclosed to the public. This includes orders for purchases and sales of stock, convertible securities and other securities (e.g., bonds). The exercise of employee stock options is not subject to this policy. However, stock that was acquired upon exercise of a stock option will be treated like any other stock, and may not be sold by an employee who is in possession of material inside information. Any Insider who possesses material inside information should wait until the start of the third business day after the information has been publicly released before trading. There is no exception to this policy, even for hardship to the Insider or based on the use of proceeds (such as making a mortgage payment or for an emergency expenditure).

3. Avoid Speculation. Investing in the Company’s common stock or other securities provides an opportunity to share in the future growth of the Company. But investment in the Company and sharing in the growth of the Company does not mean short range speculation based on fluctuations in the market. Such activities put the personal gain of the Insider in conflict with the best interests of the Company and its stockholders. Although this policy does not mean that Insiders may never sell shares, the Company encourages Insiders to avoid frequent trading in Company stock. Speculating in Company stock is not part of the Company culture.

4. Trading in Other Securities. No director, officer or employee should place a purchase or sale order, or recommend that another person place a purchase or sale order, in the securities of another corporation, if the director, officer or employee learns in the course of his or her employment confidential information about the other corporation that is likely to affect the value of those securities. For example, it would be a violation of the securities laws if a director, officer or employee learned through Company sources that the Company intended to purchase assets from a company, and then placed an order to buy or sell stock in that other company because of the likely increase or decrease in the value of its securities.

G. Additional Restrictions on the Window Group.

The Window Group consists of (i) directors and executive officers of the Company and their assistants and Family Members, (ii) subset of employees in the financial reporting or business development group and (iii) such other persons as may be designated from time to time and informed of such status by the Company’s Legal Department. The Window Group is subject to the following restrictions on trading in Company securities in addition to those set forth above:

1. Trading Window. Trading is permitted from the start of the second business day following an earnings release with respect to the preceding fiscal period until the first calendar day of the last month of the then current fiscal quarter (the “Window”), subject to the restrictions below:

•	all trades are subject to prior review by the General Counsel;

•	clearance for all trades must be obtained from the General Counsel;

•

no trading is permitted outside the Window except for reasons of exceptional personal hardship and subject to prior approval by the Legal Department; provided that, if one of these individuals wishes to trade outside the Window, it shall be subject to prior approval by the other; and

•	individuals in the Window Group are also subject to the general restrictions on all employees.

2. Closing of Trading Window. Note that at times the General Counsel may determine that no trades may occur even during the Window when clearance is requested. This may occur as a result of a pending business transaction, a cyber-breach, or any material development that has not yet been publicly disclosed. No reasons may be provided and the closing of the Window may itself constitute material inside information that should not be communicated.

The foregoing Window Group restrictions do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Exchange Act (“10b5-1 Plans”). However, Window Group members may not enter into, amend or terminate a 10b5-1 Plan relating to Company securities without the prior approval of the General Counsel, which will only be given during a Window period and only if the Window Group member does not have knowledge of material nonpublic information.

H. Applicability of Relevant International Laws to International Transactions.

All directors, officers and employees of the Company and its subsidiaries are subject to the restrictions on trading in Company securities and the securities of other companies. The U.S. securities laws or the laws of other relevant jurisdictions may be applicable to trades in the Company’s securities executed outside the United States or such other jurisdiction, as well as to the securities of the Company’s subsidiaries or affiliates, even if they are located outside the United States or such other jurisdiction. Transactions involving securities of the Company or its subsidiaries or affiliates should be carefully reviewed by counsel for compliance not only with local law but also for possible application of U.S. securities laws and the laws of other relevant jurisdictions.

I. Gifts of Securities

Gifts of Company securities should only be made (i) when an Insider is not in possession of material non-public information and (ii) inside a Window. Gifts of Company securities are otherwise subject to this Trading Policy, including the guidelines and restrictions set forth under sections II.F. and II.G.

III.OTHER LIMITATIONS ON SECURITIES TRANSACTIONS

A. Public Resales – SEC Registration Requirements and Exemptions.

The U.S. Securities Act of 1933, as amended (the “Securities Act”) requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. The Securities Act contains exemptions in connection with the public offering of securities.

The principal exemptions under the Securities Act available to shareholders are Rule 144 and Regulation S. The exemption in Rule 144 may only be relied upon if certain conditions are met. These conditions vary based upon whether the Company has been subject to the SEC’s reporting requirements for 90 days (and is therefore a “reporting company” for purposes of the rule) and whether the person seeking to sell the securities is an affiliate or not. The exemption in Regulation S allows sales of Company securities outside the United States by the Company and its affiliates under certain circumstances. Application of both exemptions is complex and in some instances require filings with the SEC. Company directors, officers and employees should not make a sale of Company securities in reliance on either Rule 144 or Regulation S without obtaining the approval of the General Counsel, who may require the director, officer or employee to obtain an outside legal opinion satisfactory to the General Counsel concluding that the proposed sale qualifies for the Rule 144 exemption.

B. Private Resales.

Directors and officers also may sell securities in a private transaction without registration pursuant to Section 4(a)(7) of the Securities Act, which allows resales of shares of reporting companies to accredited investors, provided that the sale is not solicited by any form of general solicitation or advertising. There are a number of additional requirements, including that the seller and persons participating in the sale on a remunerated basis are not “bad actors” under Rule 506(d)(1) of Regulation D or otherwise subject to certain statutory disqualifications; the Company is engaged in a business and not in bankruptcy; and the securities offered have been outstanding for at least 90 days and are not part of an unsold underwriter’s allotment. Private resales raise certain documentation and other issues and must be reviewed in advance by the Company’s General Counsel.

C. Underwriter Lock-Up Agreements.

All of the directors and executive officers of the Company have agreed to additional limitations on their ability to transfer, pledge or convey any of the economic consequences of ownership of any Company securities prior to the date that is 180 days after the date of the prospectus relating to the Company’s initial public offering.

D. Restrictions on Purchases of Company Securities.

In order to prevent market manipulation, the SEC adopted Regulation M under the U.S. Exchange Act. Regulation M generally restricts the Company or any of its affiliates from buying Company stock, including as part of a share buyback program, in the open market during certain periods while a distribution, such as a public offering, is taking place. You should consult with the Company’s General Counsel if you desire to make purchases of Company stock during any period in which the Company is conducting an offering. Similar considerations may apply during period when the Company is conducting or has announced a tender offer.

E. Prohibition of Short Sales

Under Section 16(c), insiders are prohibited from effecting “short sales” of the Company’s equity securities. A “short sale” is one involving securities which the seller does not own at the time of sale, or, if owned, are not delivered within 20 days after the sale or deposited in the mail or other usual channels of transportation within five days after the sale. Wholly apart from Section 16(c), the Company prohibits directors, officers and employees from selling the Company’s stock short. This type of activity is inherently speculative in nature and is contrary to the best interests of the Company and its stockholders.

F. Filing Requirements.

Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group that acquires beneficial ownership of more than five percent of a class of equity securities registered under the Exchange Act. The threshold for reporting is met if the stock owned, when coupled with the amount of stock subject to options exercisable within 60 days, exceeds the five percent limit.

A report on Schedule 13D is required to be filed with the SEC and submitted to the Company within ten days after the reporting threshold is reached. If a material change occurs in the facts set forth in the Schedule 13D, such as an increase or decrease of one percent or more in the percentage of stock beneficially owned, an amendment disclosing the change must be filed promptly. A decrease in beneficial ownership to less than five percent is per se material and must be reported.

A limited category of persons (such as banks, broker-dealers and insurance companies) may file on Schedule 13G, which is an abbreviated version of Schedule 13D, as long as the securities were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer. A report on Schedule 13G is required to be filed with the SEC and submitted to the Company within 45 days after the end of the calendar year in which the reporting threshold is reached.

A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities). A person filing a Schedule 13D may seek to disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so.

Exhibit A

Company Trading Policies and Procedures

These policies and procedures govern repurchases of the Company’s equity securities (“Repurchases”) approved from time to time by the Board of Directors (the “Board”) of the Company to help ensure that such Repurchases are not made, or a share repurchase plan is not adopted, when the Company is in possession of material non-public information concerning the Company (“MNPI”). Capitalized terms used but not defined herein have the respective meanings given to them in the Company’s Trading Policy.

1. Policy. It is the Company’s policy that no Repurchases may take place outside a Window or when the Company is otherwise in possession of MNPI, other than Repurchases made pursuant to a Rule 10b5-1 Plan or otherwise in compliance with applicable law.

2. Trading Activity. Any Repurchases, or the adoption of a Rule 10b5-1 Plan to effect Repurchases shall be subject to the following procedures:

(a) The adoption of a Rule 10b5-1 Plan shall be subject to prior written approval by the General Counsel. The General Counsel shall take such steps as he or she deems reasonably necessary to ascertain that the Company is not in possession of MNPI at the time of plan adoption, including but not limited to consulting with other members of senior management (each, an “Authorized Officer”) and/or legal counsel.

(b) With respect to Repurchases that have been approved by the Board, if at any time during the period such Repurchases are scheduled to take place, the General Counsel or any Authorized Officer become aware of any MNPI, they shall notify the relevant employee(s) at the Company responsible for effecting Repurchases as soon as practicable to suspend such Repurchases.

(c) Once the General Counsel and such Authorized Officer are satisfied that, to their knowledge, the Company is no longer in possession of MNPI, they shall notify the relevant employee(s) that the Company may resume its Repurchases.

3. Recordkeeping. The General Counsel shall maintain a record of the communications referred to in these policies and procedures in compliance with the Company’s recordkeeping policies.

4. Training. Company directors, officers and employees who are involved in the Company’s securities trading activities shall be provided training on the Trading Policy and these policies and procedures consistent with the Company’s employee training policies.

A-1

5. Modification or Waiver. These policies and procedures may be modified, and specific requirements therein may be waived, subject to approval by the General Counsel if he or she deems such modifications or waivers are appropriate based on particular facts and circumstances, and in compliance with applicable law.

6. Amendments. These policies and procedures must be reviewed periodically as determined by the General Counsel. Any material amendments to these policies and procedures shall require the approval of the General Counsel.

A-2